Exhibit 10.3

[COMPANY LETTERHEAD]

April [__], 2024

[__]

Re: Publicity and Board Observer Rights

Ladies and Gentlemen:

Subject to and in consideration of an investment in Acrivon Therapeutics, Inc., a Delaware corporation (the “Company”), by [__] and/or one or more of its Affiliates (as defined below) (each, an “Investor” and together, the “Investors”), the parties to this letter hereby agree as follows:

1.
No Publicity. The Company will not, without the prior written consent of the Investors, use in advertising, publicity, marketing communications regarding any Company financing (whether oral or written) or other public communication or filing, the “[__]” name or any other information that would reasonably be expected to identify the Investors or their Affiliates or, to the Company’s knowledge, the name of any partner or employee thereof, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, or contraction thereof (e.g., “[__]”) owned by the Investors, except that the Company may make any such disclosure if, upon the advice of counsel, there is no alternative to such disclosure because it is required by applicable law, rule or regulation (including the rules of the SEC, FINRA or any stock exchange on which the common stock of the Company is listed) and the Investors are notified reasonably in advance and given reasonable opportunity to review such disclosure and comment thereon (and the Company shall consider such comments in good faith and incorporate any such reasonable comments). Except as permitted by the immediately preceding sentence, the name and logo of the Investors or any their respective Affiliates will not be used by the Company or its representatives in any manner (orally or in writing) to market, sell securities of the Company or otherwise promote the Company, its products, services and/or business; provided, however, that the Company may disclose the name of the Investors in connection with the provision of any details of agreements executed by Company and the Investors in connection with the investment and the transactions contemplated thereby to any of its executive officers, directors, accountants, counsel and financial advisors with a need to know such information, provided that such recipient agrees to abide by the foregoing confidentiality obligations. The Company understands that the Investors are frequently asked for permission publicly to use or list its name among holders of the stock of companies in which the Investors invest and that the Investors deny these requests except where such disclosure is legally required and there is no alternative to such disclosure, and the Company understands that given that the Investors deny these requests when made by other companies, even the inadvertent public use of an Investor’s name by the Company will cause harm to the Investors. For the avoidance of doubt, the Company may respond to inquiries about any public disclosure that was required by law, rule or regulation and made in accordance with this Section 1, by confirming the accuracy of such disclosure.

2.
Board Observer.
a.
Effective as of the Closing Date (as defined in that certain Securities Purchase Agreement dated as of even date herewith (the “Purchase Agreement”)), the Company shall invite one designee of the Investors (the “Observer”), as designated by the Investors from time to time, to attend and participate in all meetings of the Board of Directors of the Company (the “Board of Directors”) and each committee thereof in a nonvoting observer capacity. In this respect, the Company shall give the Observer (i) written notice of, agendas and participation details for such meetings and (ii) copies of all notices, minutes, consents, and other materials, in each case, that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such Observer shall agree to hold in confidence information so provided; provided further, that the Board of Directors and each committee shall have the right to withhold any information and exclude the Observer from any executive sessions of such meetings if only non-employee directors are present (in addition to any legal or other advisors or representatives requested by such non-employee directors); and provided further, that the Company reserves the right to withhold any information and to exclude the Observer any meeting or portion thereof if the Board of Directors determines in good faith that (i) based upon the advice of outside counsel, access to such information or attendance at such meeting is reasonably likely to (x) adversely affect the attorney-client privilege between the Company and its counsel or (y) result in a conflict of interest, (ii) the Observer is a competitor of the Company, or (iii) such withholding and exclusion is necessary to protect trade secrets (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company) and the Observer is notified in advance of any such withholding or exclusion. The Observer shall not, by virtue of his or her capacity as such, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or any of its Affiliates or subsidiaries or its or their respective equityholders or any other person or entity or any duties (fiduciary or otherwise) otherwise applicable to the members of the Board of Directors in their capacity as such. With respect to the Observer, the Company’s obligations under this Section 2(a) are contingent upon such Observer’s (1) entering into a confidentiality agreement with the Company in a form that is reasonably acceptable to the Company and the Investors and (2) agreeing, solely in such individual’s capacity as the Observer, to be bound by the Company’s insider trading and window policies then in effect and applicable to members of the Board of Directors.
b.
From time to time, the Company may invite additional designees of the Investors to attend meetings of the Board of Directors and committees thereof in a nonvoting observer capacity, subject to the mutual consent and agreement of the Company and the Investors; provided, however, that any such additional designee shall agree (i) to hold in confidence information so provided and (ii) to enter into and be bound by those agreements and policies set forth in Section 2(a)(1) and (2).
c.
The rights set forth in this Section 2 shall terminate and be of no further force or effect at such time as the Investors and/or their Affiliates cease to collectively beneficially own at least 50% of the number of pre-funded warrants purchased by the Investors under the Purchase Agreement (as adjusted for stock splits, recapitalizations and other similar events and including all shares of common stock issued upon the conversion of the pre-funded warrants to the extent still beneficially owned by the Investors and/or their Affiliates).
3.
Definitions. When used in this letter, the following terms shall have the meanings assigned to them in this Section 3:
a.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
b.
“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental entity or other legal entity.
4.
Amendments; Waiver; Entire Agreement. This letter may not be amended or modified in any manner except by a written instrument signed by the Investors and the Company. Any waiver of any term or condition shall be in writing executed by the party entitled to waive such term or condition. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this letter. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of such rights. This letter, together with the Investment Agreement and the other transaction documents entered into in connection therewith, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
5.
Assignment. No party may assign this letter or any of its rights, interests or obligations hereunder without the prior written consent of the other parties, and any purported assignment by a party without prior written consent of the other parties will be null and void and not binding on such other party; provided, however, that notwithstanding the foregoing, an Investor may assign this letter or any of its rights, interests or obligations hereunder to its Affiliates. Subject to the preceding sentence, all of the terms, agreements, covenants, representations, warranties and obligations of this letter are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and assigns.
6.
Governing Law; Jurisdiction. This letter shall be governed by the laws of the State of Delaware, without regard to conflict of law principles. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this letter, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this letter except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this letter or the subject matter hereof may not be enforced in or by such court.
7.
WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS LETTER, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 7 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
8.
Notices. All notices under this letter must be in writing and given by personal delivery, by United States Express Mail or a nationally recognized overnight delivery service for next day delivery, or by electronic mail, as follows (or to such other Person or address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company:

Acrivon Therapeutics, Inc.

480 Arsenal Way, Suite 100

Watertown, Massachusetts

Attention: Peter Blume-Jensen ; Rasmus Holm-Jorgensen ; Mary-Alice Miller
Email: pblumejensen@acrivon.com; rholmjorgensen@acrivon.com; mmiller@acrivon.com with a copy (which shall not constitute notice):

Sidley Austin LLP.

787 Seventh Avenue

New York, NY 10019

Attention: Asher Rubin; Istvan Hajdu

Email: arubin@sidley.com; ihajdu@sidley.com

If to the Investors:

[__]

Notice will be effective and deemed given only as follows: (a) if given by personal delivery, up-on such personal delivery, (b) if sent for next day delivery by United States Express Mail or overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, or (c) if sent by electronic mail, upon acknowledgement of receipt other than by automatic means.

9.
Equitable Relief; Remedies. The Company acknowledges and agrees that the Investors may be damaged irreparably and may not have an adequate remedy at law if any provision of this letter is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any other remedy to which the Investors may be entitled, at law or in equity, the Investors will be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this letter and to seek to enforce specifically this letter and its provisions, without bond or other security being required and without any proof of actual damages. The rights, obligations and remedies created by this letter are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Nothing herein will be considered an election of remedies or a waiver of the right to pursue any other right or remedy to which the Investors may be entitled.
10.
Headings; Construction. The section headings contained in this letter are inserted for convenience only and will not affect in any way the meaning or interpretation of this letter. Except as otherwise expressly provided herein, the following rules of interpretation apply hereto: (i) the singular includes the plural and vice versa; (ii) “or” and “any” are not exclusive; (iii) “includes,” “include,” “included” and “including” are deemed to be followed by “without limitation”; and (iv) the words “hereby,” “herein,” “hereunder,” “hereof” and words of similar import refer to this letter as a whole and not merely to the specific section or clause in which any such word appears. No presumption or burden of proof shall arise favoring or disfavoring a party by virtue of the authorship of any provision of this letter.
11.
Counterparts. This letter may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This letter will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of copies of this letter and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, will constitute effective execution and delivery of this letter as to the parties and may be used in lieu of an original letter for all purposes. Signatures of the parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes.
12.
Severability. The provisions of this letter will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

[Signature Page Follows]

Very truly yours,

COMPANY

By:
Name:
Title:

AGREED AND ACCEPTED:

By:
Name:
Title: